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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2004

EPIX Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-21863 (Commission File Number)	04-3030815 (I.R.S. Employer Identification No.)
71 Rogers Street Cambridge, Massachusetts 02142 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (617) 250-6000

Item 7.    Financial Statements and Exhibits.

(c)
The following exhibit is furnished with this report:

Exhibit Number	Description
99.1	Press release of Registrant dated June 2, 2004.

Item 9.    Regulation FD.

The information in this Form 8-K shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except as expressly set forth by specific reference in such filing.

On June 2, 2004, EPIX Medical, Inc. (the "Registrant") issued a press release announcing the pricing of its offering of $75 million of convertible senior notes due 2024 to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The notes will bear interest at a rate of 3%, and under certain circumstances will be convertible into shares of the Registrant's common stock at a conversion rate of 33.5909 shares per $1,000 principal amount of the notes, subject to adjustment in certain circumstances. The conversion rate is equal to an initial conversion price of approximately $29.77 per share. The last reported bid price for the Registrant's common stock on June 1, 2004 was $25.34 per share. The Registrant has also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $25 million aggregate principal amount of the notes to cover over-allotments. The Registrant also has the right to redeem the notes on or after June 15, 2009 at various redemption prices plus accrued and unpaid interest. Noteholders may require the Registrant to repurchase the notes at par plus accrued and unpaid interest on June 15, 2011, 2014 and 2019 and upon certain other events. The sale of the notes is expected to close on June 7, 2004, subject to customary closing conditions. The press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference in its entirety.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX Medical, Inc. (Registrant)
Date: June 2, 2004	By:	/s/ PEYTON J. MARSHALL Peyton J. Marshall Senior Vice-President, Finance and Administration, Chief Financial Officer

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EXHIBIT INDEX

The following exhibit is furnished with this report:

Exhibit Number	Description
99.1	Press release of Registrant dated June 2, 2004.

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SIGNATURES
EXHIBIT INDEX